Exhibit 99.1
YETI Reports Third Quarter 2023 Results
Sales Flat Year-Over-Year
Gross Margin Expanded Over 600 Basis Points
Maintains and Narrows 2023 Outlook

Austin, Texas, November 9, 2023 – YETI Holdings, Inc. (“YETI”) (NYSE: YETI) today announced its financial results for the third quarter ended September 30, 2023. The results below should be read in conjunction with the “Product Recall Updates” section of this press release.

YETI reports its financial performance in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and as adjusted on a non-GAAP basis. YETI’s non-GAAP measures exclude the impact of the voluntary recalls, as well as certain other items. Please see “Non-GAAP Financial Measures,” and “Reconciliation of GAAP to Non-GAAP Financial Information” below for additional information and reconciliations of the non-GAAP financial measures to the most comparable GAAP financial measures.

Matt Reintjes, President and Chief Executive Officer, commented, “Our third quarter results demonstrate the continued and consistent execution of the YETI growth playbook, driving strong brand and product interest, while setting up the business for long-term, sustainable growth. Sales in the quarter were in line with our prior outlook, as a diverse range of new product offerings drove strong consumer demand across our major sales channels. Gross margin performance remained exceptional and above expectations, led by strong partnerships with our suppliers on product cost and the ongoing optimization of our transportation and logistics expenses. These gains continue to support growth focused investments across our business, while still driving upside to our bottom line.”

Mr. Reintjes continued, “In addition to disciplined execution during the third quarter, we also successfully launched our expanded line of Hopper M Series soft coolers back to the market earlier in the fourth quarter. We are well positioned to build upon our leadership position in the soft cooler category as these products are more fully distributed across our channels into next year. In addition, we have extended a key customization capability across our global business with the debut of our first Ecommerce customization options outside of the U.S. Our consistent ability to drive innovation, combined with our unique omni-channel approach to reaching consumers and our continued brand investments, builds a strong and scalable platform for future growth.”

Third Quarter 2023 Results

Sales were flat at $433.6 million compared to the same period last year. Sales and adjusted sales for the third quarter of 2023 include $6.3 million of sales related to gift card redemptions in connection with recall remedies. Our 2023 results have been materially adversely impacted by the stop sale of the soft coolers included in the recalls initiated during the first quarter of 2023.

•Direct-to-consumer (“DTC”) channel sales increased 14% to $259.5 million, compared to $227.4 million in the prior year quarter, due to growth in both Drinkware and Coolers & Equipment.
•Wholesale channel sales decreased 16% to $174.1 million, compared to $206.2 million in the same period last year. This decrease was due to a decline in both Coolers & Equipment and Drinkware.
•Drinkware sales increased 6% to $253.3 million, compared to $239.0 million in the prior year quarter, led by strong demand for Rambler® straw lid mugs, expanded offerings in Rambler® and Yonder® bottles, our new beverage bucket, and new seasonal colorways.
•Coolers & Equipment sales decreased 8% to $171.5 million, compared to $185.7 million in the same period last year, primarily due to the stop sale of the soft coolers affected by the recalls. Despite strong overall consumer demand, hard coolers declined year-over-year primarily due to the success in rebuilding channel inventory during the same period last year. These impacts were partially offset by strong performance in our existing Hopper® Flip soft cooler line as well as cargo.

Gross profit increased 13% to $251.3 million, or 58.0% of sales, compared to $222.4 million, or 51.3% of sales, in the third quarter of 2022. Gross profit included a $0.8 million, or 20 basis points, favorable impact related to lower than anticipated recall-related costs. The increase in gross margin was primarily due to lower inbound freight costs and lower product costs.

Adjusted gross profit, which excludes the favorable impact related to lower recall costs, increased $28.0 million to $250.4 million, or 57.8% of adjusted sales, compared to $222.4 million, or 51.3% of adjusted sales, in the third quarter of 2022.

Selling, general, and administrative (“SG&A”) expenses increased 23% to $189.4 million, compared to $153.9 million in the third quarter of 2022. As a percentage of sales, SG&A expenses increased 820 basis points to 43.7% from 35.5% in the prior year period. This increase was due to higher non-variable expenses and variable expenses. The increase in non-variable expenses was primarily driven by higher employee incentive compensation costs as well as investments in marketing expenses and in headcount to support future growth. Variable expenses increased due to the increased mix of our growing Amazon Marketplace business as well as overall higher outbound freight costs.

Adjusted SG&A expenses increased 20% to $179.0 million, compared to $149.1 million in the third quarter of 2022. As a percentage of adjusted sales, adjusted SG&A expenses increased 690 basis points to 41.3% from 34.4% in the prior year period.

Operating income decreased 10% to $61.9 million, or 14.3% of sales, compared to $68.5 million, or 15.8% of sales during the prior year quarter.

Adjusted operating income decreased 3% to $71.4 million, or 16.5% of adjusted sales, compared to $73.3 million, or 16.9% of adjusted sales during the same period last year.

Net income decreased 6% to $42.7 million, or 9.8% of sales, compared to $45.5 million, or 10.5% of sales in the prior year quarter; Net income per diluted share decreased 6% to $0.49, compared to $0.52 in the prior year quarter.

Adjusted net income decreased 3% to $52.9 million, or 12.2% of adjusted sales, compared to $54.7 million, or 12.6% of adjusted sales in the prior year quarter; Adjusted net income per diluted share decreased 5% to $0.60, compared to $0.63 per diluted share in the prior year quarter.

Nine Months Results

Sales decreased 1% to $1,138.9 million, compared to $1,147.2 million in the prior year. Sales were unfavorably impacted by $24.5 million due to a recall reserve adjustment in the second quarter of 2023. See “Product Recall Updates” below for additional information on the impact of the recalls referenced throughout this press release.

Adjusted sales, which exclude the unfavorable impact of the recall reserve adjustment, increased 1% to $1,163.4 million.

Sales and adjusted net sales for the first nine months of 2023 include $18.8 million of sales related to gift card redemptions in connection with recall remedies. Our 2023 sales have also been materially adversely impacted by the stop sale of the soft coolers included in the recalls initiated during the first quarter of 2023.

•DTC channel sales increased 7% to $652.9 million, compared to $608.2 million in the prior year period, due to growth in Drinkware. Excluding the $8.1 million unfavorable impact of the recall reserve adjustment, DTC channel adjusted sales increased 9% to $661.0 million due to growth in both Drinkware and Coolers & Equipment.
•Wholesale channel sales decreased 10% to $486.1 million, compared to $539.0 million in the same period last year. Excluding the $16.4 million unfavorable impact of the recall reserve adjustment, wholesale channel adjusted sales decreased 7% to $502.5 million due to a decline in both Coolers & Equipment and Drinkware.
•Drinkware sales increased 6% to $677.0 million, compared to $639.1 million in the prior year period, reflecting strong demand for Rambler® straw lid mugs, expanded offerings in Rambler® bottles, the introductions of our new Yonder® bottles and beverage bucket, and new seasonal colorways.
•Coolers & Equipment sales decreased 10% to $432.5 million, compared to $482.0 million in the same period last year, and include a $24.5 million unfavorable impact related to the recall reserve adjustment. Excluding the unfavorable impact of the recall reserve adjustment, Coolers & Equipment adjusted sales decreased 5% to $457.0 million. This decrease was primarily due to the stop sale of the products affected by the recalls. These impacts were partially offset by increases in hard coolers, our existing Hopper Flip® soft cooler line, and cargo.

Gross profit increased 5% to $628.0 million, or 55.1% of sales, compared to $596.4 million, or 52.0% of sales in the prior year. Gross profit included a $17.4 million, or 40 basis points, unfavorable impact primarily related to the recall reserve adjustment. The increase in gross margin was primarily due to lower inbound freight costs and lower product costs.

Adjusted gross profit, which excludes the unfavorable impact primarily related to the recall reserve adjustment, increased $49.0 million to $645.3 million, or 55.5% of adjusted sales, compared to $596.4 million, or 52.0% of adjusted sales, in the prior year.

SG&A expenses increased 17% to $500.7 million, compared to $426.3 million in the prior year. SG&A expenses included a $10.5 million favorable impact primarily related to the recall reserve adjustment. As a percentage of sales, SG&A expenses increased 680 basis points to 44.0% from 37.2% in the prior year period. This increase was due to higher non-variable expenses and variable expenses. The increase in non-variable expenses was primarily driven by higher employee incentive compensation costs as well as investments in marketing expenses and in headcount to support future growth. Variable expenses increased due to the increased mix of our growing Amazon Marketplace business as well as overall higher outbound freight costs.

Adjusted SG&A expenses, which exclude certain items including the favorable impact related to the recall reserve adjustment, increased 18% to $485.2 million, compared to $411.2 million in the prior year. As a percentage of adjusted sales, adjusted SG&A expenses increased 590 basis points to 41.7% from 35.8% in the prior year period.

Operating income decreased 25% to $127.3 million, or 11.2% of sales, compared to $170.1 million, or 14.8% of sales during the prior year, and includes a $6.8 million unfavorable impact primarily from the recall reserve adjustment.

Adjusted operating income decreased 13% to $160.2 million, or 13.8% of adjusted sales, compared to $185.2 million, or 16.1% of adjusted sales during the same period last year.

Net income, which includes the unfavorable impact from the recall reserve adjustment, decreased 22% to $91.3 million, or 8.0% of sales, compared to $117.4 million, or 10.2% of sales in the prior year; Net income per diluted share decreased 22% to $1.05, compared to $1.35 per diluted share in the prior year.

Adjusted net income decreased 14% to $118.2 million, or 10.2% of adjusted sales, compared to $138.0 million, or 12.0% of adjusted sales in the prior year period; Adjusted net income per diluted share decreased 15% to $1.35, compared to $1.58 per diluted share in the same period last year.

Balance Sheet and Other Highlights

Cash increased to $281.4 million, compared to $77.8 million at the end of the third quarter of 2022.

Inventory decreased 22% to $341.3 million, compared to $439.4 million at the end of the prior year quarter.

Total debt, excluding finance leases and unamortized deferred financing fees, was $83.3 million, compared to $95.6 million at the end of the third quarter of 2022. During the third quarter of 2023, we made mandatory debt payments of $1.1 million.

Updated 2023 Outlook

Mr. Reintjes concluded, “As we move through our biggest quarter of the year, we are focused on continuing to be innovative with our brand and our products while demonstrating value to consumers who we expect will remain discerning with their spending through the holiday period. We remain committed to delivering our full year sales outlook, while also updating our full year adjusted EPS outlook to the high-end of our prior range to reflect continued gross margin expansion. Finally, our balance sheet and our ability to generate strong cash flow will afford us a range of opportunities as we look to further expand the reach of the YETI brand, open new markets and drive shareholder returns.”

For 2023, YETI expects:

•Adjusted sales to increase approximately 4% (versus the previous outlook of between 4% and 5%). Expected adjusted sales are inclusive of an approximate 500 basis points unfavorable impact on our growth rate from the stop sale of the products affected by the recalls. Expected adjusted sales also include $18.8 million of sales from recall-related gift card redemptions during the second and third quarter of 2023;

•Adjusted operating income as a percentage of adjusted sales of approximately 16.0% (versus the previous outlook of between 15.5% and 16.0%). The benefit from the adjusted gross margin expansion is expected to be more than offset by adjusted SG&A deleverage, which is driven by the unfavorable topline impact from the stop sale of the products affected by the recalls as well as strategic investments;
•An effective tax rate of approximately 25.1% (compared to 22.8% in the prior year period, which reflected an income tax benefit related to stock-based compensation);
•Adjusted net income per diluted share of approximately $2.32 (versus the previous outlook of between $2.23 and $2.32), reflecting a 2% decrease, with earnings growth beginning in the fourth quarter of the year;
•Diluted weighted average shares outstanding of approximately 87.4 million (versus the previous outlook of 87.3 million); and
•Capital expenditures of approximately $55 million (versus the previous outlook of $60 million) primarily to support investments in technology and new product innovation and launches.

Product Recall Updates

New and Expanded Hopper M Series Soft Cooler Line

In October 2023, we introduced our redesigned and improved Hopper® M30 Soft Cooler and Hopper® M20 Soft Backpack Cooler, and also launched two new sizes with the Hopper® M15 Soft Cooler and the Hopper® M12 Soft Backpack Cooler (collectively, the “Hopper M Series Soft Cooler line”). We believe the improved design of the Hopper M Series Soft Cooler line adequately addresses the potential safety concerns caused by the magnet-lined closures of the previous-generation products, which were affected by the product recalls.

Product Recall Reserve

As previously disclosed, in February 2023 we proposed a voluntary recall of our Hopper® M30 Soft Cooler, Hopper® M20 Soft Backpack Cooler, and SideKick Dry® gear case (the “affected products”). As a result, we established reserves for unsalable inventory on-hand and estimated product recall expenses as of December 31, 2022.

In March 2023, we initiated voluntary recalls of the affected products. During the second quarter of 2023, we began processing recall returns and claims, and based on such experience and trends, we reevaluated our assumptions and adjusted our estimated recall expense reserve. These trends included higher than anticipated elections to receive gift cards in lieu of product replacement remedies, variations in individual product participation rates, and lower logistics costs than previously estimated. As a result, we updated our initial recall reserve assumptions, which increased the estimated recall expense reserve by $8.5 million in the second quarter of 2023. However, the overall consumer recall participation rate has remained consistent with our expectations.

During the three and nine months ended September 30, 2023, we recorded the following impacts as a result of the recall reserve adjustment and other incurred costs. These impacts are excluded from our non-GAAP results:

•Sales - For the three months ended September 30, 2023, an immaterial reduction to sales for higher returns-related costs. For the nine months ended September 30, 2023, a reduction to net sales for higher estimated future recall remedies (i.e., estimated gift card elections) of $24.5 million, of which $8.1 million and $16.4 million was allocated to our DTC and wholesale channels, respectively. These amounts were allocated based on the historical channel sell-in basis of the affected products;
•Cost of goods sold - For the three months ended September 30, 2023, a benefit of $0.8 million related to lower than anticipated recall-related costs. For the nine months ended September 30, 2023, favorable impacts of $5.0 million primarily related to lower estimated costs of future product replacement remedy elections and logistics costs, $1.3 million from an inventory reserve adjustment, and $0.8 million related to lower recall-related costs; and
•SG&A - For the nine months ended September 30, 2023, a benefit of $10.5 million primarily related to lower estimated other recall-related costs.

In addition, our sales have also been materially adversely impacted by the stop sale of the affected products initiated during the first quarter of 2023.

Conference Call Details
A conference call to discuss the third quarter of 2023 financial results is scheduled for today, November 9, 2023, at 8:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 833-816-1399 (international callers, please dial 412-317-0492) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at http://investors.yeti.com. A replay will be available through November 23, 2023 by dialing 844-512-2921 (international callers, 412-317-6671). The accompanying access code for this call is 10183077.

About YETI Holdings, Inc.
Headquartered in Austin, Texas, YETI is a global designer, retailer, and distributor of innovative outdoor products. From coolers and drinkware to bags and apparel, YETI products are built to meet the unique and varying needs of diverse outdoor pursuits, whether in the remote wilderness, at the beach, or anywhere life takes you. By consistently delivering high-performing, exceptional products, we have built a strong following of brand loyalists throughout the world, ranging from serious outdoor enthusiasts to individuals who simply value products of uncompromising quality and design. We have an unwavering commitment to outdoor and recreation communities, and we are relentless in our pursuit of building superior products for people to confidently enjoy life outdoors and beyond. For more information, please visit www.YETI.com.

Non-GAAP Financial Measures
In addition to our results determined in accordance with GAAP, we supplement our results with non-GAAP financial measures, including adjusted net sales, adjusted gross profit, adjusted SG&A expenses, adjusted operating income, adjusted net income, adjusted net income per diluted share as well as adjusted gross profit and adjusted SG&A expenses, adjusted operating income and adjusted net income as a percentage of adjusted net sales. Our management uses these non-GAAP financial measures in conjunction with GAAP financial measures to measure our profitability and to evaluate our financial performance. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding the underlying operating performance of our business and are appropriate to enhance an overall understanding of our financial performance. These non-GAAP financial measures have limitations as analytical tools in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. Because of these limitations, these non-GAAP financial measures should be considered along with GAAP financial performance measures. The presentation of these non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures. A reconciliation of the non-GAAP financial measures to such GAAP measures can be found below.

YETI does not provide a reconciliation of forward-looking non-GAAP to GAAP financial measures because such reconciliations are not available without unreasonable efforts. This is due to the inherent difficulty in forecasting with reasonable certainty certain amounts that are necessary for such reconciliation, including in particular the impact of the voluntary recalls and realized and unrealized foreign currency gains and losses reported within other expense. For the same reasons, we are unable to forecast with reasonable certainty all deductions and additions needed in order to provide a forward-looking GAAP financial measures at this time. The amount of these deductions and additions may be material and, therefore, could result in forward-looking GAAP financial measures being materially different or less than forward-looking non-GAAP financial measures. See “Forward-looking statements” below.

Forward-looking statements
This press release contains ‘‘forward-looking statements’’ within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current fact included in this press release are forward-looking statements. Forward-looking statements include statements containing words such as “anticipate,” “assume,” “believe,” “can have,” “contemplate,” “continue,” “could,” “design,” “due,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “likely,” “may,” “might,” “objective,” “plan,” “predict,” “project,” “potential,” “seek,” “should,” “target,” “will,” “would,” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operational performance or other events. For example, all statements made relating to our future expectations relating to our voluntary recalls, demand and market conditions, pricing conditions, expected sales, gross margin, operating expense and cash flow levels, and our expectations for opportunity, growth, and new products, including those set forth in the quotes from YETI’s President and CEO, and the 2023 financial outlook provided herein, constitute forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that are expected and, therefore, you should not unduly rely on such statements. The risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these forward-looking statements include but are not limited to: (i) economic conditions or consumer confidence in future economic conditions, including the ongoing conflicts in Ukraine and the Middle East, and inflationary conditions resulting in rising prices; (ii) our ability to maintain and strengthen our brand and generate and maintain ongoing demand for our products; (iii) our ability to successfully design, develop and market new products; (iv) our ability to effectively manage our growth; (v) our ability to expand into additional consumer markets, and our success in doing so; (vi) the success of our international expansion plans; (vii) our ability to compete effectively in the outdoor and recreation market and protect our brand; (viii) the level of customer spending for our products, which is sensitive to general economic conditions and other factors; (ix) problems with, or loss of, our third-party contract manufacturers and suppliers, or an inability to obtain raw materials; (x) fluctuations in the cost and availability of raw materials, equipment, labor, and transportation and subsequent manufacturing delays or increased costs; (xi) our ability to accurately forecast demand for our products and our results of operations; (xii) our relationships with our national, regional, and independent retail partners, who account for a significant portion of our sales; (xiii) the impact of natural disasters and failures of our information technology on our operations and the operations of our manufacturing partners; (xiv) our ability to attract and retain skilled personnel and senior management, and to maintain the continued efforts of our management and key employees; and (xv) the impact of our indebtedness on our ability to invest in the ongoing needs of our business. For a more extensive list of factors that could materially affect our results, you should read our filings with the United States Securities and Exchange Commission (the “SEC”), including our Quarterly Report on Form 10-Q for the three months ended July 1, 2023, as such filings may be amended, supplemented or superseded from time to time by other reports YETI files with the SEC.

These forward-looking statements are made based upon detailed assumptions and reflect management’s current expectations and beliefs. While YETI believes that these assumptions underlying the forward-looking statements are reasonable, YETI cautions that it is very difficult to predict the impact of known factors, and it is impossible for YETI to anticipate all factors that could affect actual results.

The forward-looking statements included here are made only as of the date hereof. YETI undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as required by law. Many of the foregoing risks and uncertainties may be exacerbated by the global business and economic environment, including the ongoing conflict in Ukraine and the Middle East.

Investor Relations Contact:
Tom Shaw, 512-271-6332
Investor.relations@yeti.com

Media Contact:
YETI Holdings, Inc. Media Hotline
Media@yeti.com
* * * * *

YETI HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30, 2023	October 1, 2022	September 30, 2023	October 1, 2022
Net sales	$433,561	$433,556	$1,138,920	$1,147,226
Cost of goods sold	182,310	211,149	510,961	550,860
Gross profit	251,251	222,407	627,959	596,366
Selling, general, and administrative expenses	189,374	153,940	500,653	426,263
Operating income	61,877	68,467	127,306	170,103
Interest expense, net	(285)	(1,495)	(1,610)	(3,221)
Other expense	(4,032)	(7,281)	(2,782)	(12,202)
Income before income taxes	57,560	59,691	122,914	154,680
Income tax expense	(14,903)	(14,171)	(31,622)	(37,249)
Net income	$42,657	$45,520	$91,292	$117,431

Net income per share
Basic	$0.49	$0.53	$1.05	$1.36
Diluted	$0.49	$0.52	$1.05	$1.35

Weighted-average common shares outstanding
Basic	86,783	86,208	86,663	86,580
Diluted	87,589	86,831	87,290	87,305

YETI HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except per share amounts)

	September 30, 2023	December 31, 2022	October 1, 2022
ASSETS
Current assets
Cash	$281,360	$234,741	$77,763
Accounts receivable, net	127,896	79,446	93,898
Inventory	341,348	371,412	439,443
Prepaid expenses and other current assets	40,728	33,321	33,564
Total current assets	791,332	718,920	644,668
Property and equipment, net	132,215	124,587	128,361
Operating lease right-of-use assets	60,376	55,406	55,348
Goodwill	54,293	54,293	54,293
Intangible assets, net	114,140	99,429	98,142
Other assets	3,526	24,130	2,414
Total assets	$1,155,882	$1,076,765	$983,226

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$179,086	$140,818	$122,813
Accrued expenses and other current liabilities	130,333	211,399	107,003
Taxes payable	11,962	15,289	7,584
Accrued payroll and related costs	19,570	4,847	3,240
Operating lease liabilities	13,366	12,076	10,580
Current maturities of long-term debt	6,512	24,611	24,411
Total current liabilities	360,829	409,040	275,631
Long-term debt, net of current portion	79,529	71,741	77,756
Operating lease liabilities, non-current	60,212	55,649	55,764
Other liabilities	16,527	13,858	23,414
Total liabilities	517,097	550,288	432,565

Stockholders’ Equity
Common stock	885	881	879
Treasury stock, at cost	(100,025)	(100,025)	(100,025)
Additional paid-in capital	378,556	357,490	351,033
Retained earnings	359,843	268,551	296,289
Accumulated other comprehensive (loss) income	(474)	(420)	2,485
Total stockholders’ equity	638,785	526,477	550,661
Total liabilities and stockholders’ equity	$1,155,882	$1,076,765	$983,226

YETI HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands, except per share amounts)

	Nine Months Ended
	September 30, 2023	October 1, 2022
Cash Flows from Operating Activities:
Net income	$91,292	$117,431
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Depreciation and amortization	34,391	28,504
Amortization of deferred financing fees	441	458
Stock-based compensation	21,918	14,883
Deferred income taxes	20,699	(1,138)
Impairment of long-lived assets	1,963	181
Loss on modification and extinguishment of debt	330	—
Product recalls	8,538	—
Other	239	10,215
Changes in operating assets and liabilities:
Accounts receivable	(48,836)	14,679
Inventory	28,180	(127,362)
Other current assets	(6,505)	(2,944)
Accounts payable and accrued expenses	(36,288)	(121,515)
Taxes payable	(3,323)	(6,773)
Other	1,730	1,166
Net cash provided by (used in) operating activities	114,769	(72,215)
Cash Flows from Investing Activities:
Purchases of property and equipment	(38,983)	(32,493)
Additions of intangibles, net	(19,280)	(7,924)
Net cash used in investing activities	(58,263)	(40,417)
Cash Flows from Financing Activities:
Repayments of long-term debt	(6,680)	(16,875)
Payments of deferred financing fees	(2,824)	—
Taxes paid in connection with employee stock transactions	(2,421)	(1,861)
Proceeds from employee stock transactions	1,573	278
Finance lease principal payment	(1,579)	(1,730)
Repurchase of common stock	—	(100,025)
Net cash used in financing activities	(11,931)	(120,213)
Effect of exchange rate changes on cash	2,044	(1,581)
Net increase (decrease) in cash	46,619	(234,426)
Cash, beginning of period	234,741	312,189
Cash, end of period	$281,360	$77,763

YETI HOLDINGS, INC.
Supplemental Financial Information
Reconciliation of GAAP to Non-GAAP Financial Information
(Unaudited) (In thousands except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30, 2023	October 1, 2022	September 30, 2023	October 1, 2022
Net sales	$433,561	$433,556	$1,138,920	$1,147,226
Product recall(1)	18	—	24,524	—
Adjusted net sales	$433,579	$433,556	$1,163,444	$1,147,226

Gross profit	$251,251	$222,407	$627,959	$596,366
Product recall(1)	(825)	—	17,376	—
Adjusted gross profit	$250,426	$222,407	$645,335	$596,366

Selling, general, and administrative expenses	$189,374	$153,940	$500,653	$426,263
Non-cash stock-based compensation expense	(7,805)	(4,662)	(21,918)	(14,883)
Long-lived asset impairment	(1,963)	(181)	(1,963)	(181)
Product recall(1)	—	—	10,549	—
Organizational realignment costs(2)	—	—	(1,582)	—
Business optimization expense(3)	(582)	—	(582)	—
Adjusted selling, general, and administrative expenses	$179,024	$149,097	$485,157	$411,199

Gross margin	58.0%	51.3%	55.1%	52.0%
Adjusted gross margin	57.8%	51.3%	55.5%	52.0%
SG&A expenses as a % of net sales	43.7%	35.5%	44.0%	37.2%
Adjusted SG&A expenses as a % of adjusted net sales	41.3%	34.4%	41.7%	35.8%
_________________________
(1)Represents adjustments and charges associated with recalls. For the three months ended September 30, 2023, these include a benefit of $0.8 million related to lower than anticipated recall-related costs. For the nine months ended September 30, 2023, these include a reduction to sales for higher estimated future recall remedies (i.e., estimated gift card elections) of $24.5 million; a $1.3 million favorable impact from an inventory reserve adjustment; a benefit of $5.0 million primarily related to lower estimated costs of future product replacement remedy elections and logistics costs; a benefit of $0.8 million related to lower recall-related costs; and a benefit of $10.5 million primarily related to lower estimated other recall-related costs, including logistics costs.
(2)Represents employee severance costs in connection with strategic organizational realignments.
(3)Represents start-up costs, transition and integration charges associated with our new distribution facilities in the Netherlands and Australia.

YETI HOLDINGS, INC.
Supplemental Financial Information
Reconciliation of GAAP to Non-GAAP Financial Information
(Unaudited) (In thousands except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30, 2023	October 1, 2022	September 30, 2023	October 1, 2022
Operating income	$61,877	$68,467	$127,306	$170,103
Adjustments:
Non-cash stock-based compensation expense(1)	7,805	4,662	21,918	14,883
Long-lived asset impairment(1)	1,963	181	1,963	181
Product recalls(2)	(825)	—	6,827	—
Organizational realignment costs(1)(3)	—	—	1,582	—
Business optimization expense(1)(4)	582	—	582	—
Adjusted operating income	$71,402	$73,310	$160,178	$185,167

Net income	$42,657	$45,520	$91,292	$117,431
Adjustments:
Non-cash stock-based compensation expense(1)	7,805	4,662	21,918	14,883
Long-lived asset impairment(1)	1,963	181	1,963	181
Product recalls(2)	(825)	—	6,827	—
Organizational realignment costs(1)(3)	—	—	1,582	—
Business optimization expense(1)(4)	582	—	582	—
Other expense(5)	4,033	7,281	2,782	12,202
Tax impact of adjusting items(6)	(3,321)	(2,970)	(8,735)	(6,680)
Adjusted net income	$52,894	$54,674	$118,211	$138,017

Net sales	$433,561	$433,556	$1,138,920	$1,147,226
Adjusted net sales	$433,579	$433,556	$1,163,444	$1,147,226

Operating income as a % of net sales	14.3%	15.8%	11.2%	14.8%
Adjusted operating income as a % of net sales	16.5%	16.9%	13.8%	16.1%

Net income as a % of net sales	9.8%	10.5%	8.0%	10.2%
Adjusted net income as a % of net sales	12.2%	12.6%	10.2%	12.0%

Net income per diluted share	$0.49	$0.52	$1.05	$1.35
Adjusted net income per diluted share	$0.60	$0.63	$1.35	$1.58

Weighted average common shares outstanding - diluted	87,589	86,831	87,290	87,305
_________________________
(1)These costs are reported in SG&A expenses.
(2)Represents adjustments and charges associated with recalls. For the three months ended September 30, 2023, these include a benefit of $0.8 million related to lower than anticipated recall-related costs. For the nine months ended September 30, 2023, these include a reduction to sales for higher estimated future recall remedies (i.e., estimated gift card elections) of $24.5 million; a $1.3 million favorable impact from an inventory reserve adjustment; a benefit of $5.0 million primarily related to lower estimated costs of future product replacement remedy elections and logistics costs; a benefit of $0.8 million related to lower recall-related costs; and a benefit of $10.5 million primarily related to lower estimated other recall-related costs, including logistics costs.
(3)Represents employee severance costs in connection with strategic organizational realignments.
(4)Represents start-up costs, transition and integration charges associated with our new distribution facilities in the Netherlands and Australia.
(5)Other expense substantially consists of realized and unrealized foreign currency gains and losses on intercompany balances that arise in the ordinary course of business. For the nine months ended September 30, 2023, other expense includes the loss on modification and extinguishment of debt of $0.3 million related to the amendment of our credit facility in the second quarter of 2023.

(6)Represents the tax impact of adjustments calculated at an expected statutory tax rate of 24.5% for each of the three and nine months ended September 30, 2023 and October 1, 2022.

YETI HOLDINGS, INC.
Supplemental Financial Information
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited) (In thousands)

	Three Months Ended September 30, 2023			Three Months Ended October 1, 2022
	Net Sales	Product Recalls(1)	Adjusted Net Sales	Net Sales	Product Recalls(1)	Adjusted Net Sales
Channel
Wholesale	$174,062	$18	$174,080	$206,153	$—	$206,153
Direct-to-consumer	259,499	—	259,499	227,403	—	227,403
Total	$433,561	$18	$433,579	$433,556	$—	$433,556

Category
Coolers & Equipment	$171,547	$18	$171,565	$185,657	$—	$185,657
Drinkware	253,274	—	253,274	238,987	—	238,987
Other	8,740	—	8,740	8,912	—	8,912
Total	$433,561	$18	$433,579	$433,556	$—	$433,556

	Nine Months Ended September 30, 2023			Nine Months Ended October 1, 2022
	Net Sales	Product Recalls(1)	Adjusted Net Sales	Net Sales	Product Recalls(1)	Adjusted Net Sales
Channel
Wholesale	$486,066	$16,392	$502,458	$539,014	$—	$539,014
Direct-to-consumer	652,854	8,132	660,986	608,212	—	608,212
Total	$1,138,920	$24,524	$1,163,444	$1,147,226	$—	$1,147,226

Category
Coolers & Equipment	$432,511	$24,524	$457,035	$482,030	$—	$482,030
Drinkware	676,978	—	676,978	639,055	—	639,055
Other	29,431	—	29,431	26,141	—	26,141
Total	$1,138,920	$24,524	$1,163,444	$1,147,226	$—	$1,147,226
_________________________
(1)Represents adjustments and charges associated with recalls. These include a reduction to sales for higher estimated future recall remedies (i.e., estimated gift card elections) of $24.5 million for the nine months ended September 30, 2023, of which $8.1 million and $16.4 million was allocated to our DTC and wholesale channels, respectively. These amounts were allocated based on the historical channel sell-in basis of the products affected by the recalls.

YETI HOLDINGS, INC.
Supplemental Financial Information
Reconciliation of GAAP to Non-GAAP Financial Information
(Unaudited) (In thousands)

Twelve Months Ended
December 31, 2022
Net sales	$1,595,222
Product recall(1)	38,415
Adjusted net sales	$1,633,637

Operating income	$126,361
Adjustments:
Non-cash stock-based compensation expense(2)	17,799
Long-lived asset impairment(2)	1,229
Product recalls(1)	128,908
Adjusted operating income	$274,297

Net income	$89,693
Adjustments:
Non-cash stock-based compensation expense(2)	17,799
Long-lived asset impairment(2)	1,229
Product recalls(1)	128,908
Other expense(3)	5,718
Tax impact of adjusting items(4)	(37,645)
Adjusted net income	$205,702

Operating income as a % of net sales	7.9%
Adjusted operating income as a % of net sales	16.8%

Net income as a % of net sales	5.6%
Adjusted net income as a % of net sales	12.6%

Net income per diluted share	$1.03
Adjusted net income per diluted share	$2.36

Weighted average common shares outstanding - diluted	87,195
_________________________
(1)Represents adjustments and charges associated with the proposed voluntary recalls. These include a reduction to net sales for estimated future product returns and recall remedies of $38.4 million; recorded costs in cost of goods sold primarily related to inventory write-offs for unsalable inventory on-hand and estimated costs of future product replacement remedies and logistics costs of $58.6 million; and operating expenses of $31.9 million associated with estimated other recall-related costs.
(2)These costs are reported in SG&A expenses.
(3)Other (income) expense substantially consists of realized and unrealized foreign currency gains and losses on intercompany balances that arise in the ordinary course of business.
(4)Represents the tax impact of adjustments calculated at an expected statutory tax rate of 24.5%.

YETI HOLDINGS, INC.
2023 Outlook
(Unaudited) (In thousands except per share amounts)

	Fiscal 2022	Fiscal 2023 Outlook
Adjusted net sales	$1,633,637	$1,698,983

Adjusted operating income	$274,297	$271,837
Adjusted operating income as a % of net sales	16.8%	16.0%

Adjusted net income	$205,702	$202,309
Adjusted net income as a % of net sales	12.6%	11.9%

Adjusted net income per diluted share	$2.36	$2.32
Weighted average common shares outstanding - diluted	87,195	87,370